                                                                    EXHIBIT 13.1
                                      NEWS
                                    RELEASE


                              THIRD QUARTER REPORT
                                      1998


TO THE SHAREHOLDERS:


Financial results for the third fiscal quarter at Thomaston Mills were disappointing. Sales were $68,710,000, down 2.9% from the year before, and the Company lost $2,606,000 or $.40 per share.

The denim market continues to be oversupplied causing unsatisfactory pricing and capacity utilization. Yarn volume has improved but prices are unsatisfactory. Imports have also impacted our markets and caused a reduction in volume in the discount store portion of our consumer products business.

On the positive side, raw material prices are lower, and capacity utilization is improving. Market week in New York was a success, and the new line of consumer products was well received. Shipments of Thomaston pure cotton 250-count sheets will begin in the fourth fiscal quarter.

The Company's performance has been frustrating to stockholders, management and employees. All of our problems are solvable, and we are all committed to strengthening the Company and making Thomaston Mills a rewarding investment.


Sincerely,



/s/ Neil H. Hightower

Neil H. Hightower
President and CEO

April 21, 1998




                       [THOMASTON MILLS, INC. LETTERHEAD]
                              POST OFFICE BOX 311
                         THOMASTON, GEORGIA 30286-0004

                             THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        Three Months Ended                    Nine Months Ended
                                                     March 28,         March 29,          March 28,        March 29,
                                                       1998              1997               1998             1997
=====================================================================================================================
Net sales                                            $   68,710        $   70,730         $  209,958       $  207,815
Cost of sales                                            66,644            67,445            199,387          195,812
---------------------------------------------------------------------------------------------------------------------
                                                          2,066             3,285             10,571           12,003
Selling, general and administrative expenses              5,037             5,724             15,106           15,856
Other income (expense)-net                                   79               120                254              283
---------------------------------------------------------------------------------------------------------------------
                                                         (2,892)           (2,319)            (4,281)          (3,570)
Interest expense                                          1,310               672              3,852            2,458
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                        (4,202)           (2,991)            (8,133)          (6,028)
Provision for income taxes (benefit)                     (1,596)           (1,136)            (3,090)          (2,290)
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    $   (2,606)       $   (1,855)        $   (5,043)      $   (3,738)
=====================================================================================================================
Average Number of Shares                              6,540,042         6,539,996          6,540,042        6,539,996
   Basic and diluted earnings (loss) per share       $  (0.4000)       $  (0.2800)        $  (0.7700)      $  (0.5700)
   Dividends paid per share                          $   0.0750        $   0.0750         $   0.2250       $   0.2250
=====================================================================================================================


                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                          March 28,        March 29,
                                                                                            1998             1997
=====================================================================================================================
ASSETS
Current Assets
   Cash and cash equivalents                                                              $    1,482       $    1,297
   Accounts receivable                                                                        43,719           45,402
      Less allowance for uncollectible accounts                                                 (500)            (415)
   Inventories                                                                                56,524           52,612
   Other current assets                                                                        6,792            4,349
---------------------------------------------------------------------------------------------------------------------
                     Total Current Assets                                                    108,017          103,245

Property, Plant and Equipment                                                                252,150          243,227
   Less allowance for depreciation                                                          (167,961)        (156,206)
Other assets                                                                                   2,419            2,306
---------------------------------------------------------------------------------------------------------------------
                                                                                          $  194,625       $  192,572
=====================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                                                       $   13,715       $   13,217
   Accrued liabilities                                                                         8,255            7,545
   Current portion of capital lease obligations                                                  351              376
   Current portion of long-term debt                                                           2,648            2,648
---------------------------------------------------------------------------------------------------------------------
                     Total Current Liabilities                                                24,969           23,786

Obligations under capital leases                                                               1,470            1,203
Long-term debt                                                                                68,463           56,612
Deferred income taxes                                                                          5,758            6,874
Other liabilities                                                                              1,018              236
Shareholders' Equity                                                                          92,947          103,861
---------------------------------------------------------------------------------------------------------------------
                                                                                          $  194,625       $  192,572
=====================================================================================================================